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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

TESORO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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TESORO CORPORATION

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
MAY 4, 2005

       Tesoro Corporation will hold its 2005 Annual Meeting of Stockholders on Wednesday, May 4, 2005, at The Boulders, 34631 North Tom Darlington Drive, Phoenix, Arizona beginning at 8:00 A.M. Mountain standard time:

1. To elect eight directors of the Company;

2. To adopt the 2005 Non-Employee Director Stock Plan;

3. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2005; and,

4. To transact such other business as may properly come before the meeting or any adjournment thereof.
      Holders of common stock of record at the close of business on March 14, 2005, are entitled to notice of and to vote at the annual meeting.

By Order of the Board of Directors,

CHARLES S. PARRISH
Secretary
April 1, 2005
San Antonio, Texas

YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

TESORO CORPORATION
PROXY STATEMENT

2005 ANNUAL MEETING OF STOCKHOLDERS
MAY 4, 2005

GENERAL INFORMATION
      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tesoro Corporation of proxies to be voted at the 2005 Annual Meeting of Stockholders to be held on Wednesday, May 4, 2005, and at any adjournment thereof.
      Each proxy will be voted as specified thereon by the stockholder. Any duly executed proxy not specifying the contrary will be voted (i) for the directors nominated for election at the meeting, (ii) in favor of the adoption of the 2005 Non-Employee Director Stock Plan and (iii) in favor of the proposal to ratify Deloitte & Touche LLP as Tesoro’s independent auditors for fiscal year 2005. A stockholder giving a proxy may revoke it by written notice received by the Secretary of the Company at any time before it is voted.
      At the close of business on March 14, 2005, the record date for the 2005 annual meeting, there were outstanding and entitled to vote 66,980,270 shares of our common stock. The holders of our common stock are entitled to one vote for each share held by them on all matters submitted to them. We have no other voting securities outstanding.
      A copy of our 2004 Annual Report on Form 10-K and a letter from our President and Chief Executive Officer are being mailed with this Proxy Statement to all stockholders as of the record date.
      Our principal executive offices are located at 300 Concord Plaza Drive, San Antonio, Texas 78216-6999. This Proxy Statement and accompanying form of proxy are being mailed to stockholders on or about April 1, 2005.
1. ELECTION OF DIRECTORS
      At the 2005 annual meeting, the stockholders are requested to elect eight directors, constituting the whole Board of Directors, to hold office until the 2006 Annual Meeting of Stockholders or until their successors are elected and qualified, and proxies cannot be voted for more than eight nominees. On March 21, 2005, the number of directors constituting the whole Board was increased from seven to eight, and Michael E. Wiley was elected to fill the newly created director position and to serve until the 2005 annual meeting or until his successor is elected and qualified. Unless otherwise specified, all duly executed proxies received on a timely basis will be voted for the nominees set forth below. Each of such nominees has indicated his willingness to serve as a director, if elected, and we have no reason to believe that any nominee will be unable to serve. The persons designated as proxies, however, reserve full discretion to cast votes for other persons in the event that any one or more of the nominees are unable to serve.
      The election of director nominees requires a plurality of the votes cast at the election. Under Delaware law and our Restated Certificate of Incorporation and By-laws, shares as to which a stockholder withholds authority to vote on the election of directors (“Abstentions”) and shares as to which a broker indicates that it does not have discretionary authority to vote (“Broker Non-Votes”) will not be counted as voting on the election of directors and will not affect the election of the nominees receiving a plurality of the votes cast.

Information Concerning Directors and Nominees
      Certain information as to each nominee for director is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and notes thereto has been furnished to us by the respective nominees.

		Served as
	Age at	Director of
	March 14,	the Company	Other Positions and Offices
Name	2005	Since	with the Company

Robert W. Goldman	62	2004	(a)(c)(e)
Steven H. Grapstein	47	1992	Lead Director(a)(d)(e)(f)
William J. Johnson	70	1996	(a)(b)(e)
A. Maurice Myers	64	2001	(a)(b)(d)(e)
Donald H. Schmude	69	1999	(c)(f)
Bruce A. Smith	61	1995	Chairman of the Board of Directors, President and Chief Executive Officer(d)
Patrick J. Ward	74	1996	(b)(c)(e)(f)
Michael E. Wiley	54	2005	—

(a)	Member of the Audit Committee (Mr. Grapstein, Chairman).

(b)	Member of the Compensation Committee (Mr. Myers, Chairman).

(c)	Member of the Environmental, Health & Safety Committee (Mr. Schmude, Chairman).

(d)	Member of the Executive Committee (Mr. Smith, Chairman).

(e)	Member of the Finance Committee (Mr. Johnson, Chairman).

(f)	Member of the Governance Committee (Mr. Ward, Chairman).

      Robert W. Goldman is currently Vice President, Finance for the World Petroleum Council. From July 1998 to October 2002, he was Senior Vice President and Chief Financial Officer of Conoco Inc. Prior to joining Conoco in 1988 as its Vice President and Controller, he had worked for E.I. DuPont de Nemours & Co., Inc. in a variety of financial and operating roles. He was elected to the Board of Directors of El Paso Corporation in 2003. He was a former chairman of the Accounting Committee of the American Petroleum Institute.
      Steven H. Grapstein has been Chief Executive Officer of Kuo Investment Company and subsidiaries (“Kuo”), an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Kuo. Mr. Grapstein has been a Vice President of Oakville N.V., a Kuo subsidiary, since 1989 and Chairman and Chief Executive Officer of Presidio International dba A/ X Armani Exchange, a fashion retail company, since 1999.
      William J. Johnson has been a petroleum consultant since 1994 and President, director and sole shareholder of JonLoc Inc., a private oil and gas company, since 1994. Mr. Johnson previously served as President, Chief Operating Officer and director of Apache Corporation, a publicly held, independent oil and gas company. Mr. Johnson is on the board of directors of Devon Energy Corporation, a publicly held company engaged in oil and gas exploration, development and production, and the acquisition of producing properties.
      A. Maurice Myers served as President and Chief Executive Officer of Waste Management, Inc. from November 1999 to February 2004 and as Chairman of the Board of Waste Management, Inc. from December 1999 to December 2004. Mr. Myers joined Waste Management after holding the same positions at Yellow Corporation, a transportation service corporation, since 1996. Earlier, he served as President and Chief Operating Officer of America West Airlines from January 1994 to 1996 and held executive positions at Aloha Airlines. Mr. Myers is on the board of directors of Hawaiian Electric Industries.

      Donald H. Schmude has 36 years of experience in the energy industry with Texaco and Star Enterprise, a Texaco and Saudi Aramco joint venture. Prior to his retirement from Texaco in 1994, he was Vice President of Texaco and President and Chief Executive Officer of Texaco Refining & Marketing Inc. in Houston, Texas and Los Angeles, California. He also served as Vice President of Texaco, Inc., Special Projects, in Anacortes, Washington, and held various refinery engineering, planning and marketing positions.
      Bruce A. Smith has been Chairman of the Board of Directors, President and Chief Executive Officer of Tesoro since June 1996. He has been a director of Tesoro since July 1995. Mr. Smith was President and Chief Executive Officer of Tesoro from September 1995 to June 1996 and Executive Vice President, Chief Financial Officer and Chief Operating Officer of Tesoro from July 1995 to September 1995. He is also a director of Noble Energy, Inc., a publicly held company engaged in oil and gas exploration, development and production.
      Patrick J. Ward has 48 years of experience in international energy operations with Caltex Petroleum Corporation, a 50/50 joint venture of Chevron Corp. and Texaco, Inc., engaged in the business of refining and marketing. Prior to his retirement in 1995, he was Chairman, President and Chief Executive Officer of Caltex, positions he had held since 1990. Mr. Ward served on the board of directors of Caltex from 1989 to 1995.
      Michael E. Wiley has 33 years experience in the energy industry. Most recently he served as Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services company, from August 2000 until October 2004. He also served as President of Baker Hughes from August 2000 to February 2004. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company. Mr. Wiley is a director of Spinnaker Exploration, Bill Barrett Corporation and Post Oak Bank, NA. He also serves as a trustee of the University of Tulsa, a member of the National Petroleum Council and on the Advisory Board of Riverstone Holdings LLC.
      No director or nominee for election as director of the Company has a family relationship with any other director, nominee or executive officer of the Company.

      The Board of Directors met four times during 2004. Each member of the Board attended at least 75% of the meetings of the Board and committees on which such director served during 2004.
      The Board of Directors has affirmatively determined that each of Messrs. Goldman, Grapstein, Johnson, Myers, Schmude, Ward and Wiley has no material relationship with the Company and has satisfied the independence requirements of the New York Stock Exchange (the “NYSE”). In assessing director independence, the Board of Directors considered the relationships (as a customer or supplier or otherwise) of the Company with various companies with which such directors may be affiliated and has determined that none of these relationships could impair the independence of such directors. In making this assessment, the Board took into account the level of transactions with such companies in relationship to the Company’s and the other parties’ aggregate sales, the level of director involvement in such transactions and the ability of such directors to influence such transactions.
      The Company’s Corporate Governance Guidelines provide that all members of the Board are expected to attend the Company’s annual meeting of stockholders. Each of the Company’s directors (other than Mr. Wiley, who had not joined the Board in 2004) attended the 2004 annual meeting of the stockholders. The Company has set forth age limitations for directors and requires that a majority of our directors be independent in accordance with the requirements of the NYSE and Securities and Exchange Commission (the “SEC”). In addition, the Company provides that the Governance Committee will seek to attain a diverse Board and that any search by such committee or search firm to fill vacancies will seek to include diverse candidates from traditional and non-traditional pools. Other than these requirements, the Board has not defined any other minimum requirements for Board membership. In general, however, persons considered for Board positions must have demonstrated leadership capabilities, have no personal or financial interest that would conflict or appear to conflict with the interests of the Company and be willing and able to commit the necessary time for Board and committee service. The Company’s Corporate Governance Guidelines are available on the Company’s website at www.tsocorp.com under the heading “About Tesoro” under the subheading “Social Responsibility” and are available in print to any stockholder who requests it from the Secretary of the Company.
      The Board has an Executive Committee and the following standing committees: Audit Committee, Compensation Committee, Environmental, Health & Safety Committee, Finance Committee and Governance Committee. With the exception of the Executive Committee, which does not have a charter, each of the Audit Committee, the Compensation Committee, the Environmental, Health & Safety Committee, the Finance Committee and the Governance Committee has a committee charter that is available on our website at www.tsocorp.com and is available in print to any stockholder who requests it from the Secretary of the Company.
      The Executive Committee has not met since 1998, but has and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company and has and may exercise such other powers and authority as may be lawfully delegated to such committee by the Board.
      The Audit Committee’s primary purpose is to provide assistance to the Board in fulfilling its responsibility to the Company and its stockholders relating to its oversight of management and its auditors in respect of corporate accounting, financial reporting practices, and the quality and integrity of the financial reports of the Company, including the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditors, and the preparation of the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement. The Audit Committee met seven times during 2004. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which has been adopted by the Board. Since the beginning of 2003, 100% of audit and non-audit services provided by the independent auditors were approved by the Audit Committee. All members of the Audit Committee are “Independent” as this term is defined in the NYSE listing standards. No member of the Audit Committee serves on the audit committees of more than three public companies. For further information, see the Audit Committee Report on page 27.
      The Audit Committee has established procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Company’s Audit Committee may do so by submitting such communication in writing in care of the Chairman, Audit Committee, Tesoro Corporation, 300 Concord Plaza, San Antonio, Texas 78216.
      The Compensation Committee’s primary purpose is to discharge the responsibilities of the Board to the Company’s stockholders, potential stockholders and investment community with respect to the Company’s compensation programs and compensation of the Company’s Chief Executive Officer and other members of the Company’s senior management. In performing its duties, the Compensation Committee has the following responsibilities: (i) to review and approve all areas of senior executive compensation including but not limited to salary adjustments, cash incentive awards and stock incentives, and to review and approve the aggregate amount of all merit increases, cash incentive awards and stock incentives for our employees; (ii) to administer and interpret our Amended and Restated Executive Long-Term Incentive Plan, and any future incentive plans, to the extent set forth in such plans; (iii) to review Company retirement matters, consider amendments to our retirement plans, make recommendations to the Board with respect to such amendments and proposals, and review and approve any overall changes in retirement benefit formulas; (iv) to review new employment or management stability agreements and amendments and extensions of existing agreements and to make recommendations to the Board with respect to such agreements; (v) to administer and interpret employment agreements and make recommendations to the Board with respect thereto; (vi) to prepare an annual report for inclusion in our proxy statement on the compensation of the Company’s Chief Executive Officer and named executive officers; (vii) to provide information and advice annually to the Governance Committee on compensation for non-employee directors; and (viii) to consult with the Board and the Governance

Committee and review with the Board the actions of the Compensation Committee as appropriate. The Compensation Committee met nine times during 2004. All members of the Compensation Committee qualify as “Independent” as this term is defined in the NYSE listing standards.
      The Environmental, Health & Safety Committee assists the board in fulfilling its oversight responsibilities for environmental, health, safety and security matters including monitoring overall compliance with all federal, state and local governmental rules and regulations. Formed in August of 2004, the Environmental, Health and Safety Committee met twice during the year.
      The Finance Committee takes a leadership role and provides assistance to the Board in fulfilling its oversight responsibilities with respect to the Company’s capital allocation strategy, capital structure, and other related matters, as may be assigned by the Board. The Finance Committee met six times during 2004.
      The Governance Committee takes a leadership role in and provides assistance to the Board in fulfilling its corporate governance responsibilities to the Company’s stockholders, potential stockholders and the investment community. The Governance Committee considers and recommends to the Board from time to time suitable candidates for membership on the Board, including nominees recommended by stockholders. The Chairman of the Governance Committee initially meets with a potential Board candidate. Afterwards, the potential candidate meets with the Chairman of the Board and Chief Executive Officer. If both the Chairman of the Governance Committee and the Chairman of the Board and Chief Executive Officer agree that the individual might be a good candidate for Board membership, the candidate is invited to meet with the other members of the Board. If the Board concurs that the candidate might be a good addition to the Board, separate meetings are arranged with the Company’s independent auditors, the Vice President and Controller and the Vice President, General Counsel and Secretary. Stockholders wishing to submit a recommendation for a potential Board candidate should write the Governance Committee. Stockholders may also make nominations for directors at annual or certain special stockholder meetings if they comply with the procedures described below. The Governance Committee has not received any recommendations for nominees for Board members from stockholders for the 2005 annual meeting. All potential candidates for Board membership, whether nominated through the Company’s internal process or by stockholder nomination, receive equal consideration for Board membership. The Governance Committee also reviews and makes recommendations to the Board annually regarding (i) the organization and structure of the Board and the committees of the Board; (ii) compensation for the independent, non-employee members of the Board; (iii) corporate governance guidelines; and (iv) the role and effectiveness of the Chief Executive Officer, the Board and each committee of the Board, all as more particularly described in the Governance Committee Charter adopted by the Board. The Governance Committee met four times during 2004. All members of the Governance Committee qualify as “Independent” as this term is defined in the NYSE listing standards.
      In September 2004, the Governance Committee engaged the SpencerStuart organization (for a fee of $100,000 plus reimbursement of expenses) to assist in identifying and evaluating a new candidate for membership on the Board.
CORPORATE GOVERNANCE
      Tesoro is committed to integrity, reliability and transparency in its public disclosures. Years before the implementation of the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the Company had implemented corporate governance guidelines, established Audit, Compensation and Governance Committees consisting entirely of independent directors, insured that a majority of the members of the Board of Directors were independent and established a Lead Director to preside over meetings of the independent directors. The Company has taken additional steps to implement enhancements to its corporate governance practices in response to new corporate governance listing standards of the NYSE and regulations of the SEC. In particular the Company has:

•	held regular executive sessions for independent members of the Board; in 2004, the independent directors met in executive session three times and the members of the Audit Committee met in executive session five times; Mr. Grapstein presided over these sessions as Lead Director and chair of the Audit Committee, respectively;

•	determined that all of the members of the Audit Committee of the Board are financially literate and that Messrs. Goldman, Grapstein, Johnson and Myers each qualify as “audit committee financial experts” within the meaning of the SEC rules;

•	maintained procedures for receiving, retaining and treating complaints from any source regarding accounting, internal controls and auditing matters, and procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•	followed existing pre-approval policies and procedures for all audit and non-audit services performed by the independent auditors; and

•	maintained the Company’s Code of Business Conduct, which applies to all officers and employees; and the Code of Business Conduct and Ethics for Senior Financial Executives, which applies to certain senior financial officers.

      In addition, the Board has determined that all of the seven non-employee members of the Board and all of the members of each of the Audit, Compensation and Governance Committees of the Board meet the independence requirements of the NYSE and SEC rules.
Code of Conduct
      Tesoro’s Code of Business Conduct and Ethics for Senior Financial Executives is specifically applicable to the Chief Executive Officer, the Chief Financial Officer, the head of Finance, the Controller and persons performing similar functions. In addition, we have a Code of Business Conduct that applies to all of our officers and employees. Both the Code of Business Conduct and Ethics for Senior Financial Executives and the Code of Business Conduct are available on the Company’s website at www.tsocorp.com under the heading “About Tesoro”. We will post on our website any amendments to, or waivers from, our Code of Business Conduct and Ethics for Senior Financial Executives.
Communication with the Board
      Persons may communicate with the Board, or directly with Mr. Grapstein or the independent members of the Board, by submitting such communication in writing in care of Chairman of the Board of Directors, Tesoro Corporation, 300 Concord Plaza Drive, San Antonio, Texas 78216-6999.
      Under our By-laws, a stockholder of the Company entitled to vote for the election of directors, may, if he or she complies with the following procedures, make a nomination for director at a stockholder meeting. Nominations for director may be made by stockholders only after compliance with the procedures set forth in our By-laws. The following summary is qualified in its entirety by reference to the full text of the By-laws. Written notice of such stockholder’s intent to make such nomination must be delivered either by personal delivery or by United States mail, postage prepaid to the Company (Attention: Corporate Secretary) on a timely basis as set forth below and must contain (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (v) the consent of each nominee to serve as a director of the Company if so elected.
      In the case of an annual meeting of stockholders, the required notice must be delivered not later than 90 days (which for the 2006 meeting would be February 3, 2006) nor more than 180 days (which for the 2006 meeting would be November 5, 2005) prior to the date of the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 45 days later than the anniversary date of the immediately preceding annual meeting of stockholders (which for the 2006 meeting would be June 18, 2006), notice by the stockholder to be timely must be received by the Corporate Secretary not later than the close of business on the tenth day following the earlier of the day on which a written statement setting forth the date of the annual meeting of stockholders was mailed to stockholders or the date on which it is first disclosed to the public. In the case of a special meeting of stockholders for the election of directors, the required notice must be delivered not later than the close of business on the tenth day following the earlier of date on which notice of the date of the special meeting of stockholders was mailed or such public disclosure was made to the stockholders. Notwithstanding the foregoing if an existing director is not standing for reelection to a directorship that is the subject of an election at such meeting, then a stockholder may make a nomination with respect to such directorship at anytime not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the fact that such directorship is to be elected and the name of the nominee proposed by the Board of Directors is first mailed to stockholders or the date on which such information is first disclosed to the public.

COMPENSATION OF DIRECTORS
      For 2004, each member of the Board who was not an officer of Tesoro received (i) a base retainer of $50,000 per year, $9,000 of which was payable in restricted shares of the Company’s stock and $41,000 of which was payable in cash, and (ii) an additional $2,000 for each meeting of the Board or any committee, including committee meetings held on the same day as a meeting of the Board. For 2005, the Board of Directors plans to change the base retainer for non-employee directors to $50,000 per year, $25,000 of which will be payable in shares of the Company’s common stock and $25,000 of which will be payable in cash; provided, however, that the payment of $25,000 of the annual retainer in shares of the Company’s common stock is subject to approval of the Company’s 2005 Director Compensation Plan at the annual meeting of stockholders. The independent, non-employee Lead Director of the Board receives an additional $25,000 per year for his service in that capacity. In addition, the chairs of the Audit, Compensation, Environmental, Health & Safety, Finance and Governance Committees each receive $5,000 per year for service in such positions. We provide group life insurance benefits in the amount of $100,000 and accidental death and dismemberment insurance up to a maximum of $350,000 for each of the members of the Board of Directors who are not our employees and certain former non-employee directors. The premium for such insurance ranged from $171 to $1,340 during 2004.
      Under the existing arrangement, within 30 days after the annual meeting of our stockholders at which the director is elected, we issue a number of restricted shares equal to $9,000 divided by the average of the closing prices for our common stock, as reported on the NYSE composite tape, for the ten trading days prior to such annual meeting. For any person elected to be a director between annual meetings, we will issue a pro rata number of restricted shares for the time a director serves in that capacity during such year. The shares of our common stock issued to the directors will be held by us and will not be sold, pledged or otherwise disposed of and the shares will not be delivered to the directors until the earliest of (i) the first anniversary date of the annual meeting that immediately preceded the issuance of such shares, (ii) the next succeeding annual meeting of the stockholders and (iii) the date on which the person ceases to be a director; provided that, in the case of clause (iii), if the person ceases to be a director for any reason other than death or disability, the number of shares delivered shall be reduced pro rata for the period of time from termination as a director to the first anniversary date of the immediately preceding annual meeting of the stockholders. The directors have full voting rights with respect to such shares of our common stock. This arrangement for the issuance of restricted shares to non-employee directors will be replaced by the 2005 Non-Employee Director Stock Plan, if approved by the stockholders at the annual meeting.
      Under the Tesoro Corporation Board of Directors Deferred Phantom Stock Plan, each current and future non-employee director shall have credited to his account as of the last day of the year a yearly accrual equal to

$7,250 (limited to 15 accruals, including previous accruals of retirement benefits under the Director Retirement Plan); and each participant who is serving as a chairman of a committee of the Board immediately prior to his termination as director and who has served at least three years as a director shall have an additional $5,000 credited to his account. The Phantom Stock Plan allows for pro rata calculations of the yearly accrual in the event a director serves for part of a year. In addition, a participating director may elect to defer any part or all of the cash portion of his annual director retainer into his account. Each transfer, accrual or deferral shall be credited quarterly to the participating director’s account in units based upon the number of shares that could have been purchased with the dollars credited based upon the closing price of our common stock on the NYSE on the date the amount is credited. Dividends or other distributions accrue to the participating director’s account. Participating directors are vested 100% at all times with respect to deferrals. Participating directors vest in the yearly accruals upon completion of three full years of service as a member of the Board. If a participating director voluntarily resigns or is removed from the Board prior to serving three years on the Board, he shall forfeit all amounts not vested. If a director dies, retires, or becomes disabled, he shall be 100% vested in his account without regard to services. Distributions from the Phantom Stock Plan shall be made in cash, based on the closing market price of our common stock on the NYSE on the business day immediately preceding the date on which the cash distribution is to be made, and such distributions shall be made in either a lump-sum distribution or in annual installments not exceeding ten years. Death, disability, retirement or cessation of status as a director of Tesoro, constitute events requiring a distribution. Upon the death of a participating director, the participating director’s beneficiary will receive as soon as practicable the cash value of the participating director’s account as of the date of death. At December 31, 2004, participating directors’ accounts included the following units of phantom stock: Mr. Goldman — 588 units; Mr. Grapstein — 16,410 units; Mr. Johnson — 5,899 units; Mr. Myers — 8,427 units; Mr. Schmude — 11,033 units; and Mr. Ward — 7,899 units.
      Under the Tesoro Corporation Board of Directors Deferred Compensation Plan, a director electing to participate may defer between 20% and 100% of his total cash compensation for the ensuing year, with deferred compensation credited to an interest-bearing account maintained by us. Interest is applied to each quarter’s deferral at the prime rate published in The Wall Street Journal on the last business day of such quarter plus two percentage points (7.25% at December 31, 2004). All payments under the Deferred Compensation Plan are solely our obligation. Upon the death of a participating director, the balance in his account under the Deferred Compensation Plan is paid to his beneficiary or beneficiaries in one lump sum. In the event of the disability, retirement or the removal or resignation prior to the death, disability or retirement of a participating director, the balance in his account will be paid to such director in ten equal annual installments, or a shorter period, including lump sum, at the discretion of the Compensation Committee. In the event of a change of control (as “change of control” is defined in the Deferred Compensation Plan), the balance in each participating director’s account will be distributed to him as a lump sum within 30 days after the date of the change of control. We also have an agreement with Frost National Bank of San Antonio, Texas, under which the Tesoro Corporation Board of Directors Deferred Compensation Plan Trust was established for the sole purpose of creating a fund to provide for the payment of deferred compensation to participating directors under the Deferred Compensation Plan.
      Our 1995 Non-Employee Director Stock Option Plan, as amended and restated (the “1995 Plan”), provides for the grant to non-employee directors of automatic, non-discretionary stock options, at an exercise price equal to the fair market value of our common stock as of the date of grant. Under the 1995 Plan, each person serving as a non-employee director initially receives an option to purchase 5,000 shares of our common stock. Thereafter, each non-employee director, while the 1995 Plan is in effect and shares are available to grant, is granted an option to purchase 3,000 shares of our common stock on the next day after each annual meeting of our stockholders, but not later than June 1 if no annual meeting is held. All options under the 1995 Plan become exercisable six months after the date of grant. The 1995 Plan will terminate as to the issuance of stock options in February 2010. Under the 1995 Plan, six directors received individual grants of 3,000 shares each with an exercise price of $21.18 per share on May 12, 2004. At March 14, 2005, we had options outstanding for 112,000 and 268,000 shares available for future grants under the 1995 Plan.

Stock Ownership
      Tesoro’s Board has established stock ownership guidelines to (i) strengthen the alignment of director and senior executive interests with those of stockholders, (ii) further promote Tesoro’s longstanding commitment to sound corporate governance, and (iii) demonstrate the confidence in the Company’s long-term prospects by the Company’s directors, chief executive officer, executive vice presidents and senior vice presidents. The Board has required non-employee directors to own three times the amount of their annual retainer in the Company’s common stock on or before March 11, 2008. Executive vice presidents of the Company are required to own at least 60,000 shares of the Company’s common stock on or before March 11, 2008, and senior vice presidents are required to own at least 30,000 shares of the Company’s common stock on or before March 11, 2009. As of March 14, 2005, the Company had six non-employee directors, three executive vice presidents and five senior vice presidents subject to the stock ownership policies. Separately, the Board has required Mr. Smith, in his December 3, 2003 Employment Agreement from the period of December 3, 2007 through the end of the term of his Employment Agreement, to own shares of the Company’s common stock equal in value to at least five times the amount of his annual base salary. At the end of 2004, this ownership requirement would have been satisfied if the requirement had been applicable as of December 31, 2004, based on Mr. Smith’s 2004 annual base salary and stock ownership.
      The following table shows the beneficial ownership of our common stock reported to us as of March 14, 2005, including shares as to which a vested right to acquire ownership exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Exchange Act for each director and nominee, the Chief Executive Officer, our other four most highly compensated officers during 2004 and, as a group, such persons and other executive officers. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of our common stock listed.

	Beneficial Ownership of
	Common Stock on
	March 14, 2005

			Percent of
	Shares		Class

Robert W. Goldman	8,431		*
Steven H. Grapstein	78,158	(a)(b)	*
William J. Johnson	29,313	(a)	*
A. Maurice Myers	24,431	(a)	*
Donald H. Schmude	21,431	(a)	*
Bruce A. Smith	2,440,262	(c)	3.64
Patrick J. Ward	47,313	(a)(d)	*
William T. Van Kleef(e)	643,586	(f)	*
James C. Reed, Jr.(g)	434,307	(h)	*
Thomas E. Reardon(g)	286,172	(i)	*
Gregory A. Wright	213,642	(j)	*
All directors and executive officers as a group (19 individuals)(k)	3,380,876	(l)	5.04

*	Less than 1.0%

(a)	The shares shown for each director include 431 shares of restricted common stock as payment of a portion of each director’s annual retainer for 2004/2005 and shares that non-employee directors had the right to acquire through the exercise of stock options on March 14, 2005, or within 60 days thereafter, as follows: Mr. Goldman — 8,000 shares; Mr. Grapstein — 20,000 shares; Mr. Johnson — 23,000 shares; Mr. Myers — 14,000 shares; Mr. Schmude — 21,000 shares; and Mr. Ward — 24,000 shares. Units of phantom stock payable in cash that have been credited to the directors under the Phantom Stock Plan are not included in the shares shown above.

(b)	The shares shown include 10,751 shares for which Mr. Grapstein disclaims beneficial ownership held in accounts for his spouse and minor children.

(c)	The shares shown include 9,849 shares credited to Mr. Smith’s account under our Thrift Plan, 1,478,565 shares that Mr. Smith had the right to acquire through the exercise of stock options on March 14, 2005, or within 60 days thereafter, and 572,100 shares of restricted stock. The shares shown above exclude 175,000 units of phantom stock options for which any appreciated value is payable in cash. The phantom stock option is convertible to a non-qualified stock option under the Company’s Long-Term Executive Compensation Plan, at the discretion of the Compensation Committee.

(d)	The shares shown include 6,000 shares owned by P&L Family Partnership Ltd. that Mr. Ward and his spouse control through 57% ownership.

(e)	Mr. Van Kleef resigned his position with the Company as of February 28, 2005. Share ownership by Mr. Van Kleef is based on his most recent Form 4 filed with the Securities and Exchange Commission on March 2, 2005.

(f)	The shares shown include 8,729 shares credited to Mr. Van Kleef’s account under our Thrift Plan and 583,387 shares that Mr. Van Kleef had the right to acquire through the exercise of stock options on March 14, 2005, or within 60 days thereafter.

(g)	Messrs. Reed and Reardon each retired from the Company as of February 28, 2005. Share ownership by Messrs. Reed and Reardon are based on the most recent Form 4 filed with the Securities and Exchange Commission on March 2, 2005.

(h)	The shares shown include 4,546 shares credited to Mr. Reed’s account under our Thrift Plan and 358,227 shares that Mr. Reed had the right to acquire through the exercise of stock options on March 14, 2005, or within 60 days thereafter.

(i)	The shares shown include 7,821 shares credited to Mr. Reardon’s account under our Thrift Plan and 276,367 shares that Mr. Reardon had the right to acquire through the exercise of stock options on March 14, 2005, or within 60 days thereafter. The shares shown also include 1,334 shares held in the name of Mr. Reardon’s spouse for which he disclaims beneficial ownership.

(j)	The shares shown include 8,456 shares credited to Mr. Wright’s account under our Thrift Plan, 24,400 shares of restricted stock and 170,786 shares that Mr. Wright had the right to acquire through the exercise of stock options on March 14, 2005, or within 60 days thereafter.

(k)	Does not include shares owned by Mr. Van Kleef, who resigned his position from the Company as of February 28, 2005, or Mr. Reed or Mr. Reardon, each of whom retired from the Company as of February 28, 2005.

(l)	The shares shown include 73,752 shares credited to the accounts of executive officers and directors under our Thrift Plan, 3,379,079 shares that directors and executive officers had the right to acquire through the exercise of stock options on March 14, 2005, or within 60 days thereafter, and 663,150 shares of restricted stock held by our executive officers. The shares shown also include 16,751 shares held in the names of directors’ spouses or minor children for which such directors disclaim beneficial ownership and in a family partnership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth information from filings made with the SEC as to each person or group who on December 31, 2004 beneficially owned more than 5% of the outstanding shares of common stock of the Company.

	Amount and Nature of
	Beneficial Ownership

	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Class

Barclays Global Investors, NA.(a)	5,946,078	8.88%
45 Fremont Street San Francisco, CA 94105
LSV Asset Management(b)	3,627,264	5.42
1 N. Wacker Drive, Suite 4000 Chicago, IL 60606
FMR Corp.(c)	3,631,080	5.42
82 Devonshire Street Boston, MA 02109

(a)	According to a Schedule 13G filed with the SEC, Barclays Global Investors, NA., a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (“Barclays”), has sole voting power with regard to 5,411,895 shares of common stock of the Company held by Barclays in trust accounts for the economic benefit of the beneficiaries of those accounts and sole dispositive power with regard to 5,946,078 shares of common stock of the Company held by Barclays in trust accounts for the economic benefit of the beneficiaries of those accounts. The Schedule 13G also lists Barclays Global Fund Advisors as having sole voting power with regard to 783,226 shares of common stock of the Company and sole dispositive power with regard to 791,525 shares of common stock of the Company, and Palomino Limited as having sole voting and sole dispositive power with regard to 87,900 shares of common stock. The Schedule 13G also lists Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited and HYMF Limited as having no voting or dispositive power with regard to the shares and the Schedule 13G does not describe the relationship between the named parties.

(b)	According to a Schedule 13G filed with the SEC, LSV Asset Management, an investment advisor in accordance with Section 13d-1 of the Securities Exchange Act of 1934, has sole voting power with regard to 2,719,964 shares of common stock of the Company and sole dispositive power with regard to 3,627,264 shares of common stock of the Company.

(c)	According to a Schedule 13G filed with the SEC, FMR Corp., a holding company, has sole voting power with regard to 558,780 shares of common stock of the Company and sole dispositive power with regard to 3,631,080 shares of common stock of the Company. According to the Schedule 13G, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment advisor in accordance with Section 13d-1 of the Securities Exchange Act of 1934, is the beneficial owner of 3,031,180 shares of common stock of the Company as a result of acting as investment advisor to various investment companies. FMR Corp., through its control of Fidelity and the funds, and Edward C. Johnson 3d, Chairman of FMR Corp., each has sole power to dispose of the 3,031,180 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our voting stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock or other of our equity securities. Except as described below, we believe that during the year ended December 31, 2004, our directors, executive officers and holders of more than 10% of our voting stock complied with all Section 16(a) filing requirements. Each of Messrs. Grapstein, Myers and Schmude was granted 371.37 shares of phantom stock on June 30, 2004 and 347.10 shares of phantom stock on September 30, 2004 that were not reported until October 14, 2004. Mr. Goldman was granted 148.55 shares of phantom stock on June 30, 2004 and 138.84 shares of phantom stock on September 30, 2004 that were not reported until October 14, 2004. Mr. Smith purchased 4,000 shares of common stock on May 13, 2004 that were not reported until June 3, 2004 and received a matching stock award of 4,000 shares of common stock on June 3, 2004 that was not reported until June 10, 2004.

EXECUTIVE COMPENSATION
Summary of Executive Compensation
      The following table contains information concerning the annual and long-term compensation for services in all capacities to us for the years ended December 31, 2004, 2003 and 2002, of those persons who were on December 31, 2004, (i) the Chief Executive Officer and (ii) our other four most highly compensated officers (collectively, the “named executive officers”).
Summary Compensation Table

						Long-Term Compensation

		Annual Compensation				Awards		Payouts

							Securities
				Other Annual		Restricted	Underlying		All Other
Name and				Compensation		Stock	Options/SARs	LTIP	Compensation(b)
Principal Position	Year	Salary($)	Bonus($)	($)		Awards(a)($)	(#)	Payouts($)	($)

Bruce A. Smith	2004	$1,040,000	$2,500,000	$—		$7,120,770	188,500	$—	$13,985
Chairman of the Board,	2003	929,231	1,787,500	—		3,295,000	60,000	—	1,637,106
President and CEO	2002	770,000	0	—		—	500,000	—	1,651,643
William T. Van Kleef	2004	$608,846	$1,451,250	$—		$692,660	64,200	$—	$14,350
Former Executive Vice President	2003	558,462	916,988	—		—	—	—	712,199
and Chief Operating Officer	2002	470,000	0	—		—	315,000	—	1,014,080
James C. Reed, Jr.	2004	$477,692	$893,250	$—		$302,305	28,100	$—	$14,173
Former Executive Vice President,	2003	453,077	616,688	—		—	—	—	1,270,115
General Counsel and Secretary	2002	400,000	0	—		—	215,000	—	549,056
Thomas E. Reardon	2004	$425,192	$677,381	$59,795	(c)	$302,305	28,100	$—	$14,350
Former Executive Vice President	2003	394,615	470,559	—		—	—	—	1,057,629
Corporate Resources	2002	313,269	0	—		—	150,000	—	778,939
Gregory A. Wright	2004	$423,462	$731,251	$—		$363,940	33,900	$—	$14,200
Executive Vice President and	2003	350,577	297,375	—		—	—	—	12,000
Chief Financial Officer	2002	267,115	0	—		—	55,000	—	12,000

(a)	The aggregate number of unvested shares of restricted stock held at December 31, 2004, and the market value of such shares on that date were: Mr. Smith, 569,200, $18,134,712; Mr. Van Kleef, 23,600, $751,896; Mr. Reed, 10,300, $328,158; Mr. Reardon, 10,300, $328,158, and Mr. Wright, 12,400, $395,064. Of the restricted shares granted to Mr. Smith, 250,000 vest in five equal annual installments beginning sixty days after the first anniversary of the effective date of his Employment Agreement; 69,200 vest in three equal annual installments beginning one year after the date of grant, and the remainder vest on the fifth anniversary of the effective date of his Employment Agreement, provided there is no interruption in Mr. Smith’s employment. Restricted shares granted to all other Named Executive Officers vest in three equal annual installments beginning one year after the date of grant; provided, however, that upon the resignation or retirement from the Company of Messrs. Van Kleef, Reed and Reardon, vesting with respect to certain restricted shares held by such individuals was accelerated and certain other restricted shares held by such individuals were forfeited (see the subsection entitled “Employment Contracts, Management Stability Agreements and Change-In-Control Arrangements”). Since the Company does not pay dividends, no dividends are paid on unvested restricted stock awards.

(b)	All Other Compensation for 2004 includes amounts contributed to our Thrift Plan for each of the named executive officers. All Other Compensation for 2003 includes amounts we contributed and earnings on the executive officers’ accounts in a supplemental retirement plan, the Funded Executive Security Plan, which was terminated in December of 2003, of $1,625,106, $700,007, $1,258,115 and $1,045,629 for Mr. Smith, Mr. Van Kleef, Mr. Reed and Mr. Reardon, respectively, and amounts contributed to our Thrift Plan of $12,000 for each of the named executive officers. All Other Compensation for 2002 includes amounts we contributed and earnings on the executive officers’ accounts in the Funded Executive Security Plan of $1,639,643, $1,002,080, $537,056 and $766,939 for Mr. Smith, Mr. Van Kleef, Mr. Reed and Mr. Reardon, respectively, and amounts contributed to our Thrift Plan of $12,000 for each of the named executive officers.

(c)	The cost of Other Annual Compensation provided to Mr. Reardon was attributable to a one-time club initiation fee of $38,000. Pursuant to Mr. Reardon’s employment agreement, the payment for the initiation fee was grossed up for taxes.

Option Grants in 2004
      The following table sets forth information concerning individual grants of non-qualified stock options to the named executive officers during the year ended December 31, 2004.
Option Grants in 2004

		Individual Grants

		Percentage of			Potential Realizable Value at
	Number of	Total			Assumed Annual Rates of
	Securities	Options/SARs			Stock Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term
	Options/SARs	Employees in	Base Price	Expiration
Name	Grants(#)(a)	Fiscal Year	($/Sh)(b)	Date	5%($)	10%($)

Bruce A. Smith	188,500	25.3%	$29.375	07/15/2014	$3,482,307	$8,824,851
William T. Van Kleef	64,200	8.6%	$29.375	07/15/2014	$1,186,017	$3,005,599
James C. Reed, Jr.	28,100	3.8%	$29.375	07/15/2014	$519,113	$1,315,535
Thomas E. Reardon	28,100	3.8%	$29.375	07/15/2014	$519,113	$1,315,535
Gregory A. Wright	33,900	4.6%	$29.375	07/15/2014	$626,261	$1,587,069

(a)	The right to exercise these options generally vests in three equal annual installments beginning one year from the date of grant; provided, however, that upon the resignation or retirement from the Company of Messrs. Van Kleef, Reed and Reardon, vesting with respect to certain options held by such individuals was accelerated and certain other options held by such individuals were forfeited (see the subsection entitled “Employment Contracts, Management Stability Agreements and Change-In-Control Arrangements”).

(b)	The exercise price per share is the average of the high and low of the Company’s common stock on the NYSE on the date of grant.
Aggregated Options Exercised in 2004 and Option Values at December 31, 2004
      The following table reflects the number of shares acquired by exercising options and the value received thereon by the named executive officers, the number of unexercised stock options remaining at year-end 2004 and the potential value thereof based on the year-end fair market value of our common stock as defined in our

1993 Plan of $31.70 per share. The Company did not have any stock appreciation rights outstanding during 2004.

			Number of Securities
			Underlying Unexercised			Value of Unexercised In-the-
			Options/SARs at			Money Options/SARs at
	Shares		December 31, 2004(#)			December 31, 2004($)
	Acquired on	Value
Name	Exercise	Realized	Exercisable		Unexercisable	Exercisable	Unexercisable

Bruce A. Smith	71,000	$832,830	1,653,565	(a)	421,835	$32,350,147	$5,831,705
William T. Van Kleef	88,633	2,055,861	813,519		188,368	15,418,496	2,940,650
James C. Reed, Jr.	46,000	815,763	448,025		108,935	8,995,712	1,958,425
Thomas E. Reardon	71,300	1,254,860	289,500		83,100	5,960,512	1,381,733
Gregory A. Wright	20,000	401,000	157,453		88,067	3,004,115	1,222,676

(a)	The number of exercisable options/SARs includes 175,000 phantom stock options that were granted to Mr. Smith in 1997 with a term of ten years.
Compensation Committee Report on Executive Compensation
      The Compensation Committee of the Board of Directors of the Company has prepared the following report regarding 2004 executive compensation. The Compensation Committee, which is composed entirely of independent directors, is responsible for the review, interpretation and administration of all components of the Company’s senior executive compensation programs and for the review and approval of the aggregate cost-related aspects of other compensation. The Compensation Committee works closely with the entire Board of Directors in the execution of its duties.
Compensation Philosophy and Objectives of Executive Compensation Programs
      The Company’s compensation philosophy is to provide a total compensation program to executive and other key employees that will (i) enable the Company to retain and attract management talent; (ii) inspire teamwork and motivate superior performance; (iii) compensate all employees fairly, equitably and competitively; and (iv) align performance with the long-term interests of stockholders. The application of this philosophy is intended to:

•	Focus executives on measurements that encourage strong financial and operational performance to improve stockholder value;

•	Encourage the creation of stockholder value through the achievement of strategic objectives; and

•	Emphasize a performance-oriented compensation strategy that balances rewards for short-term and long-term results in which a significant portion of executive compensation is contingent on achieving Company performance measures.
      The Compensation Committee determines competitive levels of compensation using published compensation surveys for industrial companies of comparable size to the Company as measured by revenues, taking into account data for other publicly held refining and marketing companies and information obtained from Towers Perrin, an independent executive compensation consulting firm. However, these data are used only as reference points in making executive pay decisions, together with the Compensation Committee’s (and the Board’s) assessment of Company and individual performance.

•	The Company generally targets the 50th percentile of competitive rates for total direct compensation (i.e., base salary, plus target annual bonus, plus long-term incentives) for target performance. However, actual total direct compensation may be higher or lower to reflect company and/or individual performance over time.

•	Market reference data used for assessing competitiveness are primarily based on a “smokestack” peer group, which includes large, asset-based corporations with revenues consistent with the Company’s revenue ($10 billion, using regression). In addition, compensation data for refining and marketing industry peers are collected from recent proxy statements and used as a secondary reference point.

•	Individual base pay levels vary around the market 50th percentile depending on individual experience, performance levels, and roles within the organization.

•	While generally targeting the market 50th percentile for annual incentive compensation for target performance results, actual awards can and do vary based on the actual achievement of certain performance goals, which are determined prior to the beginning of each plan year. Actual annual incentive payouts vary based on the achievement of both corporate and business unit/team goals, including certain predetermined business initiatives aimed at improving future earnings. For the senior executives (i.e., Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents), a portion (e.g., 25% for 2004) of each individual award is based on an individual performance evaluation instead of business unit/team goals.

•	Long-Term Incentive awards are considered by the Compensation Committee on an annual basis as a means to: (1) encourage focus on building longer term shareholder value; (2) provide an opportunity for meeting equity ownership requirements; and (3) ensure competitive target total direct compensation opportunity for executives. Awards typically include a combination of stock options and/or restricted stock awards that directly link executive awards to enhanced shareholder value over time. However, other long-term incentive vehicles such as performance shares or cash awards may be used, as determined by the Compensation Committee, to either tie rewards to specific performance objectives or to motivate key employees without further dilution to the Company’s stock.

      The Company’s compensation programs for executives include base salaries, annual performance incentives, long-term incentives and certain executive benefits, further detailed below.
Description of the 2004 Executive Compensation Programs

Base Salaries
      Base salaries for the Company’s senior executive officers in 2004 were reviewed through comparisons with the market survey data described above. The Compensation Committee does not consider any financial performance criteria on a formula basis in determining salary increases. Rather, the Compensation Committee, using its discretion, considers market base salary rates at the 50th percentile of industrial companies of comparable size to the Company (as measured by revenues) together with other publicly held refining and marketing companies, average annual salary increases for executives in companies of all sizes across the country, overall corporate financial performance, and individual roles and performance. These criteria are assessed in a non-formula fashion and are not weighted. The base salaries for Messrs. Van Kleef, Reed, Reardon and Wright were adjusted in 2004 based on the criteria described above.

Annual Performance Incentives
      Under the Company’s 2004 annual incentive strategy, senior executive target awards were structured so that 75% of the annual incentive opportunity was tied to corporate financial objectives and 25% was tied to individual/ team performance or specific operational metrics, such as operating profit, safety and environmental stewardship. The Compensation Committee established two corporate financial objectives, earnings per share and debt reduction, designed to drive higher stockholder value. The Company exceeded the maximum targets for each of the corporate financial objectives with 2004 earnings per share of $4.76 diluted ($5.01 basic) and over $390 million in net debt reduction.

Long-Term Incentives
      The Company believes that its executive officers should have an ongoing stake in the success of the Company. The Company also believes these key employees should have a considerable portion of their total compensation tied to the Company’s stock price performance since stock-related compensation is directly tied to stockholder value.
      The Company has established stock ownership guidelines to (i) strengthen the alignment of senior executive interests with those of stockholders, (ii) further promote Tesoro’s longstanding commitment to sound corporate governance, and (iii) demonstrate the confidence in the Company’s long-term prospects by the Company’s executive vice presidents and senior vice presidents. Executive vice presidents of the Company (including Mr. Wright) are required to own at least 60,000 shares of the Company’s common stock on or before March 11, 2008, and senior vice presidents are required to own at least 30,000 shares of the Company’s common stock on or before March 11, 2009. Separately, the Board has required Mr. Smith, in his December 3, 2003 Employment Agreement, from the period of December 3, 2007 through the end of the term of his Employment Agreement, to own shares of the Company’s common stock equal in value to at least five times the amount of his annual base salary. At the end of 2004, this ownership requirement would have been satisfied if the requirement had been applicable as of December 31, 2004, based on Mr. Smith’s 2004 annual base salary and stock ownership.
      In July 2004, the Compensation Committee granted a combination of stock options and restricted stock to Mr. Smith and the Executive Vice Presidents and Senior Vice Presidents of the Company. Mr. Smith received options to purchase 188,500 shares of the Company’s common stock and 69,200 shares of restricted stock, Mr. Van Kleef received options to purchase 64,200 shares of the Company’s common stock and 23,600 shares of restricted stock, Mr. Wright received options to purchase 33,900 shares of the Company’s common stock and 12,400 shares of restricted stock, and both Mr. Reed and Mr. Reardon received options to purchase 28,100 shares of the Company’s stock and 10,300 shares of restricted stock. The value of these grants were equivalent to the 50th percentile of long-term incentive awards for similar level positions compared to industrial companies of comparable size to the Company, as measured by revenues.

Other Executive Benefits and Perquisites
      The Company also provides certain benefits and perquisites to its key executive officers. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation package. These benefits and perquisites include, but are not limited to, supplemental retirement plans, change-in-control arrangements, and, for certain senior executive officers, employment agreements and reimbursement for certain club membership fees and financial planning services. Levels of Company benefits and perquisites for executives were in line with market 50th to 75th percentile levels.
Discussion of 2004 Compensation for the Chief Executive Officer
      The discussion below applies to Mr. Smith’s 2004 compensation.

Base Salary
      Mr. Smith’s annual base salary rate was not adjusted in 2004 and remains at $1,000,000. Mr. Smith and the Company are parties to an Amended and Restated Employment Agreement (“Employment Agreement”) pursuant to which Mr. Smith will be employed by the Company for five years beginning in December 2003.

Annual Incentive Award
      Mr. Smith earned an annual bonus of $2,500,000 compared to a target amount of $1,000,000 and a maximum amount of $2,500,000. The award was higher than target due to the Company’s 2004 earnings per share of $4.76 diluted ($5.01 basic), debt reduction of over $390 million and the 119% improvement in the Company’s share price from $14.57 on December 31, 2003 to $31.86 on December 31, 2004, representing an addition of approximately $1.1 billion in shareholder value.

Stock Options, Restricted Stock and Stock Ownership
      In July 2004, the Compensation Committee granted Mr. Smith nonqualified options to purchase 188,500 shares of the Company’s common stock at the fair market value of the Company’s common stock on the date of grant and 69,200 shares of restricted stock. In 2004, Mr. Smith purchased an additional 250,000 shares of the Company’s common stock and, as required by the Employment Agreement, the Company awarded to Mr. Smith one share of restricted stock for each common share purchased. The 250,000 restricted shares awarded to Mr. Smith will vest on the fifth anniversary of the effective date of the Employment Agreement, provided there is no interruption in Mr. Smith’s employment. The Company has no further obligations to award Mr. Smith restricted stock to match any future purchases of the Company’s common stock. Mr. Smith currently owns 951,848 shares of the Company’s Common Stock.
Limitation of Tax Deduction for Executive Compensation
      Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Internal Revenue Code. The Company believes that its stock option grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). The Compensation Committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the Compensation Committee and the Board believe that it is in the best interest of the Company that the Compensation Committee retain its flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the Compensation Committee as well as other corporate goals that the Compensation Committee deems important to the Company’s success, such as encouraging employee retention and rewarding achievement.
Compensation Committee of the Board of Directors
A. Maurice Myers, Chairman
William J. Johnson
Patrick J. Ward
February 1, 2005

Performance Graphs
      The Stock Price Performance Graphs below compare the cumulative total return of our common stock to the cumulative total return of the S&P 500 Composite Index and to a composite peer group of companies. The composite peer group (the “Peer Group”) includes the following: Frontier Oil Corporation, Giant Industries, Inc., Holly Corporation, Premcor Inc., Sunoco, Inc. and Valero Energy Corporation. The first line graph below is for the period of five years commencing December 31, 2000 and ending December 31, 2004, and the second line graph below is for the one-year period commencing December 31, 2003 and ending December 31, 2004.
Comparison of Five Year Cumulative Total Return*
Among the Company, the S&P 500 Index and Composite Peer Group

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

Tesoro	$100.00	$235.87	$83.56	$262.77	$575.87
S&P 500	$100.00	$86.96	$66.64	$84.22	$91.79
Peer Group	$100.00	$142.30	$163.07	$244.09	$449.26

*	Assumes that the value of the investment in common stock and each index was $100 on December 31, 2000, and that all dividends were reinvested. Investment is weighted on the basis of market capitalization.

NOTE:	The stock price performance shown on the graphs is not necessarily indicative of future price performance.

Comparison of One Year Cumulative Total Return*
Among the Company, the S&P 500 Index and Composite Peer Group

	12/31/2003	3/31/2004	6/30/2004	9/30/2004	12/31/2004

Tesoro	$100.00	$130.25	$192.78	$207.82	$219.15
S&P 500	$100.00	$101.29	$102.60	$100.24	$108.99
Peer Group	$100.00	$125.24	$148.97	$164.35	$184.06

*	Assumes that the value of the investment in common stock and each index was $100 on December 31, 2003, and that all dividends were reinvested. Investment is weighted on the basis of market capitalization.

NOTE:	The stock price performance shown on the graphs is not necessarily indicative of future price performance.
Retirement Benefits
      We maintain a noncontributory qualified Retirement Plan that covers officers and other eligible employees. Benefits under the plan are payable either on a straight-life annuity basis or a lump-sum basis and are based on the average monthly earnings, years of service and ages of participating employees. Average monthly earnings used in calculating retirement benefits are primarily salary and bonuses received by the participating employee during the 36 consecutive months that produce the highest average monthly rate of earnings out of the last 120 months of service.
      In addition, we maintain an unfunded executive security plan, the Amended Executive Security Plan (“Amended Plan”), for executive officers and other defined key personnel, with the exception of Mr. Smith, whose retirement benefits are provided through his employment contract discussed below. The Amended Plan provides for a monthly retirement income payment during retirement equal to a percentage of a participant’s Earnings. “Earnings” is defined under the Amended Plan to mean a participant’s average monthly rate of total compensation, primarily salary and bonus received, for the 36 consecutive calendar months within the last ten-year period that produce the highest average monthly rate of compensation for the participant. The monthly retirement benefit percentage is defined as the sum of 4% of Earnings for each of the first ten years of employment, plus 2% of Earnings for each of the next ten years of employment, plus 1% of Earnings for each of the next ten years of employment. The maximum percentage is 70%. The Amended Plan provides for the payment by us of the difference, if any, between (a) the total retirement income payment calculated above and (b) the sum of retirement income payments from our Retirement Plan and Social Security benefits.

      To more closely align executive compensation with stockholder interests, we terminated the Funded Executive Security Plan (“Funded Plan”) in December 2003, and benefits from the Funded Plan were paid to the Funded Plan participants. Messrs. Van Kleef, Reed and Reardon continued to be covered under the previously described Amended Plan. However, benefits from the Amended Plan for Messrs. Van Kleef, Reed and Reardon will be reduced by the equivalent benefits that each received from the Funded Plan.
      The following table shows the estimated annual benefits payable upon retirement under our Retirement Plan and the Amended Plan for employees in specified compensation and years-of-benefit-service classifications without reference to any amount payable upon retirement under the Social Security law or any amount advanced before retirement. The estimated annual benefits shown are based upon the assumption that the plans continue in effect and that the participant receives payments for life. Effective January 1, 2004, the federal tax law limitation on maximum annual retirement benefits payable by the Retirement Plan to any employee increased to $165,000. However, since the Amended Plan is not qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”), it is possible for certain retirees to receive annual benefits in excess of this statutory limitation.

	Number of Years of Benefit Service
Highest Average
Rate of Compensation	10	15	20	25	30

$ 500,000	$200,000	$250,000	$300,000	$325,000	$350,000
$ 600,000	$240,000	$300,000	$360,000	$390,000	$420,000
$ 700,000	$280,000	$350,000	$420,000	$455,000	$490,000
$ 800,000	$320,000	$400,000	$480,000	$520,000	$560,000
$ 900,000	$360,000	$450,000	$540,000	$585,000	$630,000
$1,000,000	$400,000	$500,000	$600,000	$650,000	$700,000
$1,100,000	$440,000	$550,000	$660,000	$715,000	$770,000
$1,200,000	$480,000	$600,000	$720,000	$780,000	$840,000
$1,300,000	$520,000	$650,000	$780,000	$845,000	$910,000
$1,400,000	$560,000	$700,000	$840,000	$910,000	$980,000
$1,500,000	$600,000	$750,000	$900,000	$975,000	$1,050,000
      The years of benefit service as of December 31, 2004, for the named executive officers were as follows: Mr. Van Kleef — 11 years; Mr. Reed — 30 years; Mr. Wright — 9 years; and Mr. Reardon — 24 years. Mr. Smith’s retirement benefits are provided through his employment contract.
      In addition to the retirement benefits described above, the Amended Plan provides for a pre-retirement death benefit of four times a participant’s annual base pay as of December 1 preceding a participant’s date of death payable over eight years.
Employment Contracts, Management Stability Agreements and Change-In-Control Arrangements
      We have entered into employment agreements with certain of our officers, the significant terms of which are detailed below. The purpose of these agreements is to ensure continued stability, continuity and productivity among members of our management team.

Mr. Smith
      Mr. Smith’s employment agreement, dated December 3, 2003, is for a five-year term at an annual base salary (the “Base Salary”) of no less than $1,000,000. In addition to the Base Salary, we will establish an annual incentive compensation strategy for Mr. Smith in which he will be entitled to participate in a manner consistent with his position and consistent with the evaluation of his performance by the Governance Committee of the Board. The target incentive bonus will be 100% of his Base Salary as in effect each year; however, his actual annual bonus may range from 0% to 250% and will be determined based upon achievement of performance goals established by the Compensation Committee.

      Under the agreement, the Board, effective as of December 11, 2003, granted Mr. Smith an award of 250,000 restricted shares of our common stock under the Amended and Restated Executive Long-Term Incentive Plan that will vest in equal installments 60 days after each of the first five anniversaries of December 3, 2003, subject to Mr. Smith’s continuous employment with us for the first four years through the applicable vesting date and for the fifth year, through December 3, 2008. During 2004, Mr. Smith purchased 250,000 shares of the Company’s common stock and, as required by his employment agreement, the Company awarded to Mr. Smith one share of restricted stock for each such share purchased. The 250,000 restricted shares matching Mr. Smith’s open-market purchased shares will vest on the fifth anniversary of the effective date of the employment agreement, provided there is no interruption in Mr. Smith’s employment. The Company has no further obligations to award Mr. Smith restricted stock to match any future purchases of the Company’s common stock. The employment agreement also requires Mr. Smith, from the period of December 3, 2007 through the end of the term of his Employment Agreement, to own shares of the Company’s common stock equal in value to at least five times the amount of his annual base salary. At the end of 2004, this ownership requirement would have been satisfied if the requirement had been applicable as of December 31, 2004, based on Mr. Smith’s 2004 annual base salary and stock ownership.
      Mr. Smith also is entitled to $100,000 in supplemental annual retirement benefits, which will increase to the following amounts: (i) $200,000 if he is employed on December 3, 2005, (ii) $300,000 if he is employed on December 3, 2006, (iii) $500,000 if he is employed on December 3, 2007 and (iv) $700,000 if he is employed on or after December 3, 2008. The first applicable supplemental retirement benefit will become payable upon the termination of Mr. Smith’s employment with us, and such supplemental retirement benefit will be payable each year to him through the remainder of his life, with a 50% right of survivorship.
      If Mr. Smith’s employment is terminated by reason of death or disability or for cause, or if he voluntarily terminates his employment other than for “good reason” (as defined in his employment agreement), the following compensation and benefits are payable to him or his beneficiary, as the case may be: (i) any accrued but unpaid Base Salary, reimbursable expenses, vacation and bonuses, (ii) an amount equal to the Base Salary that would have been payable to him if he had continued in employment for two additional years (in the case of his disability, such amounts will be reduced by any payments under any long-term disability plan or arrangement we pay for), (iii) all benefits to which he may be entitled pursuant to our plans, policies and arrangements and (iv) in the case of termination by death or disability, a pro-rated “bonus” or incentive compensation payment for the period in which such termination occurred to the extent payments are awarded to senior executives. If Mr. Smith’s employment is terminated by death or disability, stock options awarded to him and restricted stock grants will be fully vested and will be exercisable for one year from the date of his termination. In the event of voluntary termination, Mr. Smith will have 90 days following termination to exercise any previously vested options (provided, however, that if the voluntary termination is because of Mr. Smith’s retirement, Mr. Smith will have three years to exercise any previously vested options under the provisions of the Company’s stock option plans). If he is terminated for cause, all options he holds, whether vested or unvested, will be cancelled.
      If we terminate Mr. Smith’s employment without cause or Mr. Smith terminates his employment with us for “good reason”, we will pay or provide to him (i) any accrued but unpaid Base Salary, reimbursable expenses, vacation and bonuses, (ii) any benefits to which he may be entitled pursuant to our plans, policies and arrangements, (iii) an amount equal to two times the sum of his Base Salary plus his annual target bonus, of which one-half will be paid in a lump sum and one-half will be paid during the two year period beginning on the date of his termination, and (iv) coverage for Mr. Smith and his spouse and dependents under all health benefit plans, programs or arrangements in which Mr. Smith was entitled to participate at any time during the twelve-month period prior to the date of termination, until the earliest of (a) the second anniversary of the date of termination, (b) his death, or (c) the date he becomes covered by another employer. In addition, except to the extent prohibited by law, Mr. Smith will be 100% vested in all benefits, awards and grants accrued but unpaid as of the date of termination. He also will be eligible for a bonus or incentive compensation payment for the year during which such termination occurs, on the same basis and to the same extent payments are made to senior executives. Mr. Smith will continue to vest in all stock option awards or restricted stock awards over the two-year period commencing on the date of any termination without cause or for “good reason”, and he will have two years and six months after the date of termination to exercise all options, except to the extent an option expires at an earlier date.
      If a change in control of the Company occurs and either (i) Mr. Smith elects, at any time between the first and second years following such change in control, to cease being our chief executive officer or (ii) his employment is terminated within two years following such change of control either by us for any reason other than for cause or by him for “good reason”, then in any such case we will pay him an amount equal to three times the sum of his Base Salary plus his target annual bonus as then in effect, payable in a lump-sum payment within five days following the later of the change in control or the date he ceases to be our chief executive officer. If Mr. Smith is terminated for any reason other than for cause on or after the date of the change of control, the amounts described in the immediately preceding sentence will be in lieu of any amounts otherwise due to him in the paragraphs above and he will be entitled to a continuation of any benefits to which he would otherwise be entitled pursuant to our plans, policies and arrangements for the longer of the period in the paragraphs above or for three years following the change in control. In addition, except to the extent prohibited by law, Mr. Smith will be 100% vested in all benefits, awards and grants (including stock option grants and stock awards, all of such stock options remaining exercisable for a period of at least three years following the change in control) accrued but unpaid as of the change in control, as well as the $700,000 supplemental retirement benefit described above. He also will receive a bonus or incentive compensation payment equal to 250% of his Base Salary as then in effect, pro-rated as of the effective date of his termination, payable within five days after the later of the change of control or the date that he ceases to be our chief executive officer. Subject to Mr. Smith’s right to terminate his employment for “good reason” following a change of control, which right he will fully retain, Mr. Smith has agreed to continue to serve as our chief executive officer for at least a one-year period following a change of control before exercising his right to receive the compensation described in this paragraph.
      Mr. Smith’s employment agreement further provides that if remuneration or benefits of any form paid to him by us or any trust funded by us during or after his employment with us are excess parachute payments as defined in Section 280G of the Code, and are subject to the 20% excise tax imposed by Section 4999 of the Code, we will pay him a bonus no later than 30 days following the event that subjects him to such excise tax in an amount equal to the excise tax payable as a result of the excess parachute payment and any additional federal income taxes (including any additional excise taxes) payable by him as a result of the bonus, assuming that he will be subject to federal income taxes at the highest individual marginal tax rate.

Mr. Van Kleef
      Mr. Van Kleef resigned from his position with us on February 28, 2005 after being offered a position different from his then existing position of Chief Operating Officer, which constituted “good cause” under his employment agreement, dated August 3, 2004. Pursuant to the terms of such agreement, Mr. Van Kleef will begin receiving cash payments totaling $2,451,000, after the six month waiting period required by the American Job Creation Act of 2004 to avoid the payment of excise tax. Also pursuant to the agreement, Mr. Van Kleef became fully vested in all benefits, awards and grants accrued but unpaid under our Amended Plan and received two years additional service credit under such plan (valued at approximately $2,600,000). Mr. Van Kleef also became immediately vested in all stock option and restricted stock awards that would have vested over the following two years (valued at $3,010,724). In addition, he will receive continuing coverage and benefits comparable to all life, health and disability insurance programs available to our executives for a period ending on the earliest of (a) two and one-half years from his resignation, (b) his death and (c) the date he becomes covered by another employer. Further, he may be entitled to a pro-rated bonus of approximately $96,750 payable in February 2006.

Messrs. Reed and Reardon
      Mr. Reed and Mr. Reardon previously had employment agreements with us. Upon each of their retirements effective February 28, 2005, such employment agreements automatically terminated and the Board caused (1) unvested options to purchase 90,200 shares held by Mr. Reed and unvested options to purchase 64,367 shares held by Mr. Reardon on such date to become immediately vested and (2) restrictions on 3,433 shares of restricted stock then held by each of Messrs. Reed and Reardon to terminate. In addition, we entered into consulting agreements with each of Mr. Reed and Mr. Reardon. The term of each of the consulting agreements began on March 1, 2005 and continues through February 28, 2006 with monthly renewal provisions thereafter. The agreements provide that both Messrs. Reed and Reardon will be available within reason for consulting services up to 48 hours each calendar month during the term. Consulting fees payable under the agreements are at an annual rate of $240,000 to Mr. Reed and $210,000 to Mr. Reardon, with additional amounts payable for excess hours worked. In addition, during March 2006, our Chief Executive Officer will evaluate each of Mr. Reed’s and Mr. Reardon’s performance under his consulting agreement and will award him a bonus ranging from $0 to two times his total consulting fee paid in the initial term of the agreement. If Mr. Reed or Mr. Reardon is terminated other than for cause (as “for cause” is defined in the consulting agreements) or as a result of a change in control (as “change in control” is defined in the consulting agreements), he will be entitled to receive the balance of the consulting fee for the initial 12-month term of the consulting agreement in one lump sum cash payment. In addition, Mr. Reed and Mr. Reardon will receive a bonus of $480,000 and $420,000, respectively, in a lump sum upon the occurrence of a change in control; provided, however, that if Mr. Reed or Mr. Reardon receives such bonus, the aggregate bonuses described above will not exceed $480,000 or $420,000, respectively.

Mr. Wright
      Mr. Wright’s employment agreement, dated August 3, 2004, provides an annual base salary of $450,000 and is for a term of three years with renewals for an additional year on the anniversary date in August of each year, unless we terminate the agreement in accordance with its terms. In addition to his base salary, Mr. Wright will be entitled to participate in our annual incentive compensation plan with a target incentive bonus of 65% of his annual base salary, with payments to be determined based upon the achievement of performance goals established by our Compensation Committee under such plan. We also will reimburse initiation fees and dues for social clubs and reimburse Mr. Wright for tax and financial planning expenses to the extent the Board, or a duly authorized committee thereof, determines such fees are reasonable and in our best interest.
      If Mr. Wright’s employment is terminated by reason of death or disability or for cause, or if he voluntarily terminates his employment other than for “good reason” (as defined in his employment agreement), the following compensation and benefits are payable to him or his beneficiary, as the case may be: (i) any accrued but unpaid base salary, reimbursable expenses, vacation and bonuses, (ii) all benefits to which he may be entitled pursuant to our plans, policies and arrangements and (iii) in the case of termination by death or disability, an amount equal to the base salary that would have been payable to him if he had continued in employment for one additional year (in the case of his disability, such amounts will be reduced by any payments under any long-term disability plan or arrangement we pay for). If Mr. Wright’s employment is terminated by death or disability, stock options awarded to him and restricted stock grants will be fully vested and will be exercisable for one year from the date of his termination. In the event of voluntary termination, the treatment of Mr. Wright’s options and restricted stock will be governed in accordance with the terms of the plans under which they were granted. If he is terminated for cause, all options he holds, whether vested or unvested, and all restricted stock he holds will be cancelled.
      If we terminate Mr. Wright’s employment without cause or Mr. Wright terminates his employment with us for “good reason”, we will pay or provide to him (i) any accrued but unpaid base salary, reimbursable expenses, vacation and bonuses, (ii) any benefits to which he may be entitled pursuant to our plans, policies and arrangements, (iii) an amount equal to two times the sum of his base salary plus his annual target bonus, of which one-half will be paid in a lump sum and one-half will be paid during the two year period beginning on the date of his termination, and (iv) coverage for Mr. Wright and his spouse and dependents under all health benefit plans, programs or arrangements in which Mr. Wright was entitled to participate at any time during the twelve-month period prior to the date of termination, until the earliest of (a) two and one-half years following the date of termination, (b) his death, or (c) the date he becomes covered by another employer. In addition, except to the extent prohibited by law, Mr. Wright will be 100% vested in all benefits, awards and grants accrued but unpaid as of the date of termination. He also will be eligible for a bonus or incentive compensation payment for the year during which such termination occurs, on the same basis and to the same extent payments are made to senior executives, pro rated for the fiscal year in which he is terminated. Mr. Wright will continue to vest in all stock option awards or restricted stock awards over the two-year period commencing on the date of any termination without cause or for “good reason”, and he will have two years after the date of termination to exercise all options, except to the extent an option expires at an earlier date.
      If a change in control of the Company occurs and at any time during the first two years following such change in control, Mr. Wright’s employment is terminated either by us for any reason other than for cause or by him for “good reason”, then in any such case we will pay him an amount equal to three times the sum of his base salary plus his target annual bonus as then in effect, payable in a lump-sum payment within five days following the later of the change in control or the date he ceases to be our executive vice president and chief financial officer. If Mr. Wright is terminated for any reason other than for cause on or after the date of the change of control, the amounts described in the immediately preceding sentence will be in lieu of any amounts otherwise due to him in the paragraphs above and he will be entitled to a continuation of any benefits to which he would otherwise be entitled pursuant to our plans, policies and arrangements for the longer of the period in the paragraphs above or for three years following the change in control. In addition, except to the extent prohibited by law, Mr. Wright will be 100% vested in all benefits, awards and grants (including stock option grants and stock awards, all of such stock options remaining exercisable for a period of at least three years following the change in control) accrued but unpaid as of the change in control. He also will receive a bonus or incentive compensation payment equal to 65% of his base salary as then in effect, pro-rated as of the effective date of his termination, payable within five days after the later of the change of control or the date that he ceases to be our an executive vice president of the company.
      Mr. Wright’s employment agreement further provides that if remuneration or benefits of any form paid to him by us or any trust funded by us during or after his employment with us are excess parachute payments as defined in Section 280G of the Code, and are subject to the 20% excise tax imposed by Section 4999 of the Code, we will pay him a bonus no later than 30 days following the event that subjects him to such excise tax in an amount equal to the excise tax payable as a result of the excess parachute payment and any additional federal income taxes (including any additional excise taxes) payable by him as a result of the bonus, assuming that he will be subject to federal income taxes at the highest individual marginal tax rate.
2. ADOPTION OF THE 2005 NON-EMPLOYEE DIRECTOR STOCK PLAN
      On February 2, 2005, the Board unanimously approved, subject to the approval of the stockholders, the Tesoro Corporation 2005 Director Compensation Plan (the “2005 Plan”), a copy of which is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference. The Board is unanimously recommending that our stockholders approve the 2005 Plan, which will be used to issue one-half of our non-employee directors’ annual base retainer in shares of our common stock.
      The 2005 Plan is intended to advance the best interests of the Company and its stockholders by providing non-employee directors an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue to serve on the Company’s Board of Directors. For 2004, each member of the Board who is not an officer of Tesoro received (i) a base retainer of $50,000 per year, $9,000 of which was payable in restricted shares of the Company’s stock and $41,000 of which was payable in cash, and (ii) additional amounts for meeting attendance and service on committees of the Board. For 2005, the Board plans to change the payment of the base retainer for non-employee directors so that $25,000 of such base retainer will be payable in shares of the Company’s common stock and $25,000 of such base retainer will be payable in cash. Following the 2005 annual meeting, the current arrangement will no longer be used by the Board for issuance of director compensation shares. The Board has determined that adopting the 2005 Plan is important to accomplish the Company’s goal of directors having a proprietary interest in the Company.

Summary of the 2005 Plan
      The material provisions of the 2005 Plan are summarized as follows, but are qualified in their entirety by reference to the full text of the 2005 Plan attached to this Proxy Statement as Exhibit A. Persons eligible to participate in the 2005 Plan include all directors of the Company who are not employees of the Company or any direct or indirect subsidiary of the Company. It is presently anticipated that all seven non-employee directors of the Company would be considered eligible to receive grants under the 2005 Plan.
      The 2005 Plan provides that a non-employee director’s annual retainer fee (as it may be determined by the Board from time to time) for any twelve-month period beginning May 1 and ending April 30 will be paid in installments. Each installment payment will be paid as soon as practicable after the close of the applicable service period. Until and unless the Board determines otherwise, the twelve-month service period will be divided into four quarterly service periods from May 1 though July 31, from August 1 though October 31, from November 1 through January 31 and from February 1 through April 30. For each service period during the term of the 2005 Plan, provided there are sufficient shares of the Company’s common stock remaining available for issuance under the 2005 Plan, the Company will pay to each non-employee director 50% of the portion of the annual retainer fee earned during the service period in shares of the Company’s common stock. The number of shares of the Company’s common stock to be delivered to each non-employee director will be determined by dividing one-half of the amount of the annual retainer fee earned during the service period by the fair market value of the Company’s common stock on the last trading day during such service period. For purposes of the preceding sentence, the fair market value of the Company’s common stock generally means the closing sale price of the common stock on that date as reported on the New York Stock Exchange. No fractional shares of the Company’s common stock will be issued under the 2005 Plan; accordingly, the number of shares of the Company’s common stock to be delivered to a non-employee director with respect to the portion of the annual retainer fee earned during a service period will be rounded up to the nearest whole share if necessary to prevent the issuance of a fractional share.
      The maximum number of shares of the Company’s common stock that may be granted under the 2005 Plan is 50,000, subject to adjustment for (1) adjustments, recapitalizations, reorganizations, mergers or consolidations or certain other changes in the Company’s capital structure, (2) subdivisions or consolidations of the Company’s common stock or other capital readjustments and (3) the payment of stock dividends with respect to the Company’s common stock or similar transactions that increase or reduce the number of shares of the Company’s common stock outstanding without receiving compensation therefor.
      Subject to the stockholder approval requirements of the NYSE and applicable law, the 2005 Plan may be amended, modified or terminated by the Board.
      Subject to limited exceptions, a non-employee director will recognize compensation income, and we will generally be entitled to a tax deduction, on the date of the issuance of shares of the Company’s common stock under the 2005 Plan in an amount equal to the fair market value of the shares issued.
Required Stockholder Approval
      The affirmative vote of the holders of a majority of the outstanding shares present, or represented, and entitled to vote at the annual meeting is required to approve the 2005 Plan. Under Delaware law and the Restated Certificate of Incorporation and By-laws, Abstentions as to proposal two will have the same effect as votes against such proposal. In addition, the NYSE rules require that equity compensation plans which require stockholder approval must be approved by a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal. Broker Non-Votes, therefore, do not constitute votes “cast” and will not be included in calculating the number of votes necessary for approval of the proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE TESORO CORPORATION 2005 DIRECTOR COMPENSATION PLAN.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
      The table set forth below provides information regarding compensation anticipated to be received by certain of our executive officers, directors and non-executive officer employees under the 2005 Plan during 2005 if the 2005 Plan is approved at the annual meeting.
New Plan Benefits

2005 Plan

	Dollar		Number
Name and Position	Value ($)		of Units

Bruce A. Smith	—		—
Chairman of the Board
President and CEO
William T. Van Kleef	—		—
Former Executive Vice President
and Chief Operating Officer
James C. Reed, Jr.	—		—
Former Executive Vice President
General Counsel and Secretary
Thomas E. Reardon	—		—
Former Executive Vice President
Corporate Resources
Gregory A. Wright	—		—
Executive Vice President and
Chief Financial Officer
Executive Group	—		—
Non-Employee Director Group	$87,500	(a)	2,497.15	(b)
Non-Executive Officer Employee Group	—		—

(a)	Based on seven non-employee directors serving for two service periods ending July 31, 2005 and October 31, 2005; does not include compensation for the service period from November 1, 2005 through January 31, 2006.

(b)	Based on the $35.04 per share closing price of Tesoro’s common stock on March 14, 2005 and may change based on price of Tesoro’s common stock at the time of issuance; does not include the aggregate $87,500 cash payment for one-half of the annual retainer for such service periods to the non-employee directors.

      The following table summarizes, as of December 31, 2004, certain information regarding equity compensation to our employees, officers, directors and other persons under our equity compensation plans (excluding the 2005 Plan to be voted on in connection with the 2005 Annual Meeting of Stockholders as described in this Proxy Statement; such plan, if adopted, will increase the number of securities remaining available for future issuance under equity compensation plans by 50,000 shares).
Equity Compensation Plan Information

			Number of Securities
			Remaining Available for
			Future Issuance under
	Number of Securities to be	Weighted-Average Exercise	Equity Compensation
	Issued upon Exercise of	Price of Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants and	Securities Reflected in
Plan Category	Warrants and Rights	Rights	the Second Column)

Equity compensation plans approved by security holders	5,529,960	$13.56	1,735,352
Equity compensation plans not approved by security holders(a)	356,550	$10.11	—

Total	5,886,510	$13.35	1,735,352

(a)	The Key Employee Stock Option Plan was approved by our board of directors in November 1999 and provided for stock option grants to eligible employees who are not our executive officers. The options expire ten years after the date of grant. Our board of directors has suspended any future grants under this plan.
3. APPOINTMENT OF INDEPENDENT AUDITORS
      The Board of Directors considers it desirable that its appointment of the firm of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for fiscal year 2005 be ratified by the stockholders. A representative of Deloitte & Touche LLP is expected to be present at the 2005 Annual Meeting of Stockholders and to be available to respond to appropriate questions. Such representative will have the opportunity to make a statement at the annual meeting if he or she desires to do so. Under Delaware law, the Restated Certificate of Incorporation and By-laws, a majority of the votes cast are required to approve the ratification of the appointment of Deloitte & Touche LLP as auditors. Abstentions and Broker Non-Votes are not votes “cast” on the question and therefore will not count as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY AND ITS SUBSIDIARIES FOR FISCAL YEAR 2005.
Audit Committee Report for 2004
      The Audit Committee assists the Board in its oversight function of management’s process for preparing financial reports of the Company. The Audit Committee is composed of four members whom the Board has determined, in its business judgment, are independent (as independence is defined in the NYSE’s listing standards). The Audit Committee operates under a charter (attached as Appendix A to Tesoro’s 2004 proxy statement and available on Tesoro’s website at www.tsocorp.com) that is reviewed annually and approved by the Board. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing, but have financial literacy and each of the members of the Committee, comprised of Messrs. Grapstein, Goldman, Johnson and Myers, qualify as financial experts. No member of the Audit Committee serves on the audit committee of more than three public companies.

      The Audit Committee does not prepare financial statements or attest to their accuracy. The preparation, presentation and integrity of the Company’s financial reports are the responsibility of management. Deloitte & Touche LLP, the Company’s independent auditors, are responsible for auditing the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on their conformity to accounting principles generally accepted in the United States of America.
      In performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and the independent auditors. It also provided oversight of the independent auditors, the Company’s internal audit function and the Company’s system of internal controls over financial reporting. In performing these duties, the Audit Committee met a total of seven times during 2004 with management and representatives from internal audit and the independent auditors.
      The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that might impact their objectivity and independence and based on such information satisfied itself as to the independence of the Company’s independent auditors. The Audit Committee also discussed with management, internal audit and the independent auditors the quality and adequacy of the Company’s internal controls and the audit scope and plans for audits performed by internal audit and the independent auditors.
      The Audit Committee discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended by Statements 89 and 90, as well as other regulations and standards (Audit Committee Communications) and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed with internal audit and management significant items that resulted from internal audit examinations.
      Based on the reviews and discussions referred to above with management and the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Audit Committee has engaged, subject to stockholder ratification, Deloitte & Touche LLP to audit the Company’s financial statements for 2005.
Audit Committee of the Board of Directors
Steven H. Grapstein, Chairman
Robert W. Goldman
William J. Johnson
A. Maurice Myers
March 3, 2005

Deloitte & Touche Fees for 2004 and 2003
      For the years ended December 31, 2004 and 2003, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”).

Audit Fees
      The aggregate fees for professional services rendered by the Deloitte Entities in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were $2,885,000 for 2004 and $1,494,000 for 2003. The 2004 audit fees include the audit of our internal control over financial reporting and management’s assessment thereof, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees
      The aggregate fees for audit-related services rendered by the Deloitte Entities were $323,000 for 2004 and $108,000 for 2003. The nature of the services performed for these fees included, among other things, employee benefit plan audits, consultation for the Sarbanes-Oxley Act of 2002, and consultation concerning financial accounting and reporting standards not classified as audit.

Tax Fees
      The aggregate fees for tax services rendered by the Deloitte Entities for matters such as assistance in the preparation of state tax returns, licensing fees for a corporate tax software package, IRS examination consultation and consultation on acquisitions and other tax matters were $65,000 for 2004 and $305,000 for 2003.

All Other Fees
      There were no fees paid to the Deloitte Entities for services not included above for 2004 or 2003.
      The Audit Committee of our Board of Directors has considered whether such non-audit services rendered by the Deloitte Entities are compatible with maintaining the principal accountant’s independence. In accordance with the Audit Committee charter, all audit and permitted non-audit services to be performed by the Deloitte Entities must be approved in advance by the Audit Committee and all pre-approvals of audit and non-audit services performed by the Deloitte Entities have been conducted solely by the Audit Committee since the beginning of 2003.
4. EXPENSES OF SOLICITATION
      We expect to solicit proxies primarily by mail, but our directors, officers and regular employees may also solicit by personal interview, telephone or similar means. All expenses in connection with the solicitation of proxies will be borne by us. Arrangements will be made by us for the forwarding, at our expense, of soliciting materials by brokers, nominees, fiduciaries and other custodians to their principals. We have retained a professional proxy soliciting organization, Innisfree M&A Incorporated, to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 shares or more, by personal interview, telephone or similar means. We will pay such organization its customary fees, estimated not to exceed $8,500 and will reimburse such organization for certain expenses.
5. STOCKHOLDER PROPOSALS
      Proposals of stockholders to be presented at the annual meeting to be held in 2006 must have been received for inclusion in our proxy statement and form of proxy by December 2, 2005. In addition, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 90 days (which for the 2006 meeting would be February 3, 2006) nor more than 180 days (which for the 2006 meeting would be November 5, 2005) prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 45 days later than the anniversary date of the immediately preceding annual meeting of stockholders (which for the 2006 meeting would be June 18, 2006), notice by the stockholder to be timely must be received by the Corporate Secretary not later than the close of business on the tenth day following the day on which a written statement setting forth the date of the annual meeting of stockholders was mailed to stockholders or the date on which it is first disclosed to the public. A stockholder’s notice to the Corporate Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting of stockholders (a) a brief description of the business desired to be brought before the annual meeting of stockholders, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such proposal, (c) the class and number of shares of the Company that are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. In addition, if the stockholder’s ownership of shares of the Company, as set forth in the notice, is solely beneficial, documentary evidence of such ownership must accompany the notice.
6. OTHER MATTERS
      As of the date of this Proxy Statement, our management has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy to the extent entitled in accordance with their best judgment.

By Order of the Board of Directors,

CHARLES S. PARRISH
Secretary
April 1, 2005

EXHIBIT A
TESORO CORPORATION
2005 DIRECTOR COMPENSATION PLAN

Section

ARTICLE I — ESTABLISHMENT AND PURPOSE
Establishment	1.1
Purpose of the Plan	1.2
ARTICLE II — DEFINITIONS
Annual Meeting of Shareholders	2.1
Annual Retainer Fee	2.2
Board	2.3
Company	2.4
Director	2.5
Fair Market Value	2.6
Fiscal Year	2.7
Plan	2.8
Service Period	2.9
Stock	2.10
ARTICLE III — GENERAL PROVISIONS RELATING TO PAYMENT OF ANNUAL RETAINER FEE IN STOCK
Payment of Annual Retainer Fee in Stock	3.1
Dedicated Shares	3.2
Non-Transferability	3.3
Requirements of Law	3.4
Changes in the Company’s Capital Structure	3.5
ARTICLE IV — AMENDMENT OR TERMINATION OF PLAN
ARTICLE V — MISCELLANEOUS
Unfunded Plan/ No Establishment of a Trust Fund	5.1
Gender and Number	5.2
Severability	5.3
Headings	5.4
Successors	5.5
Law Limitations/ Governmental Approvals	5.6
Delivery of Title	5.7
Inability to Obtain Authority	5.8
Arbitration of Disputes	5.9
Governing Law	5.10

ARTICLE I
Establishment and Purpose
      1.1     Establishment. The Company hereby establishes the Tesoro Corporation 2005 Director Compensation Plan as set forth in this document. The Plan permits the grant of Stock to Directors. The Plan shall become effective on the latest of (a) the date the Plan is approved by the Board, (b) the date the Plan is approved by the holders of at least a majority of the outstanding shares of voting stock of the Company and (c) if the provisions of the corporate charter, by-laws or applicable state law prescribe a greater degree of stockholder approval for this action, the approval by the holders of that percentage, at a meeting of stockholders. The Plan shall remain in effect until the Plan is terminated.
      1.2     Purpose of the Plan. The Plan is intended to advance the best interests of the Company and its stockholders by providing Directors an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue to serve as Directors.

ARTICLE II
Definitions
      The words and phrases defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.
      2.1     “Annual Meeting of Shareholders” means the applicable annual meeting of shareholders at which the Director is elected as a Director.
      2.2     “Annual Retainer Fee” means the Annual Retainer Fee paid by the Company to a Director for serving as such, as determined by the Board from time to time.
      2.3     “Board” means the board of directors of the Company.
      2.4     “Company” means Tesoro Corporation, a Delaware corporation, or any successor (by reincorporation, merger or otherwise).
      2.5     “Director” means a director of the Company who is not an employee of the Company or any entity of which a majority of ownership interests is owned, directly or indirectly, by the Company.
      2.6     “Fair Market Value” of the Stock as of any particular date means (1) if the Stock is traded on a stock exchange, the closing sale price of the Stock on that date as reported on the principal securities exchange on which the Stock is traded, or (2) if the Stock is traded in the over-the-counter market, the average between the high bid and low asked price on that date as reported in such over-the-counter market; provided that (a) if the Stock is not so traded on a stock exchange or over-the-counter market, (b) if no closing sale price or bid and asked prices for the stock was so reported on that date or (c) if, in the discretion of the Board, another means of determining the fair market value of a share of Stock at such date shall be necessary or advisable, the Board may provide for another means for determining such fair market value.
      2.7     “Fiscal Year” means the 12-month period commencing on May 1.
      2.8     “Plan” means this Tesoro Corporation 2005 Director Compensation Plan, as set forth in this document and as it may be amended from time to time.
      2.9     “Service Period” means the period of service specified by the Board from time to time for purposes of installment payments of the Annual Retainer Fee. Until the Board determines otherwise, “Service Period” shall mean May 1 through July 31; August 1 through October 31; November 1 through January 31; or February 1 through April 30, as applicable.
      2.10     “Stock” means the common stock of the Company, $0.16 2/3 par value per share (or such other par value as may be designated by act of the Company’s stockholders).

ARTICLE III
General Provisions Relating to Payment Of Annual
Retainer Fees in Stock
      3.1     Payment of Annual Retainer Fee in Stock. A Director’s Annual Retainer Fee for a Fiscal Year shall be paid in installments. Each such installment payment shall be paid as soon as practicable after the close of the applicable Service Period. For each Service Period during the term of the Plan, provided that there are sufficient shares of Stock available for issuance under the Plan, the Company shall pay the Director fifty percent (50%) of the portion of the Annual Retainer Fee earned during the Service Period in shares of Stock. The number of such shares of Stock to be delivered to the Director shall be determined by dividing one-half of the amount of the Annual Retainer Fee earned during the Service Period by the Fair Market Value of the Stock on the last trading day in such Service Period. No fractional shares of Stock shall be issued under the Plan; accordingly, the number of shares of Stock to be delivered to a Director with respect to the portion of Annual Retainer Fee earned during a Service Period shall be rounded up to the nearest whole share if necessary to prevent the issuance of a fractional share.
      3.2     Dedicated Shares. The aggregate number of shares of Stock that may be granted under the Plan is 50,000, subject to adjustment in accordance with the provisions of Section 3.5.
      3.3     Non-Transferability. A Director’s right to receive Stock under the Plan shall not be transferable by the Director other than by will or under the laws of descent and distribution.
      3.4     Requirements of Law. The Company shall not be required to sell or issue any shares of Stock under the Plan if issuing those shares of Stock would constitute or result in a violation by the Director or the Company of any provision of any law, statute or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, the Company shall not be required to issue any shares of Stock under the Plan unless the Board has received evidence satisfactory to it to the effect that the Director will not transfer the shares of Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Board on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any shares of Stock covered by the Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the shares of Stock issuable to a Director are not registered, the Company may imprint on the certificate evidencing the shares of Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law, or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause the issuance of shares of Stock pursuant to the Plan, to comply with any law or regulation of any governmental authority.
      3.5     Changes in the Company’s Capital Structure.
      (a) The existence of the Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Stock or Stock rights, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
      (b) If the Company shall effect a subdivision or consolidation of Stock or other capital readjustment, the payment of a Stock dividend, or other increase or reduction of the number of shares of Stock outstanding, without receiving compensation therefor in money, services or property, then the number and class or series of Stock then reserved to be issued under the Plan shall be adjusted by substituting for the total number of shares and class or series of Stock then reserved, that number of shares and class or series of Stock that would have been received by the owner of an equal number of outstanding shares of Stock of each class or series of Stock as the result of the event requiring the adjustment.

ARTICLE IV
Amendment or Termination of Plan
      The Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part; provided, however, that, no amendment of the Plan shall be made without stockholder approval if stockholder approval is required by applicable law or stock exchange rules.

ARTICLE V
Miscellaneous
      5.1     Unfunded Plan/No Establishment of a Trust Fund. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Director, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Director under the Plan. All Directors shall at all times rely solely upon the general credit of the Company for the payment of any benefit which becomes payable under the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
      5.2     Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.
      5.3     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
      5.4     Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.
      5.5     Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
      5.6     Law Limitations/Governmental Approvals. The issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
      5.7     Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for shares of Stock issued under the Plan prior to:

(a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) completion of any registration or other qualification of the Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
      5.8     Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock as to which such requisite authority shall not have been obtained.
      5.9     Arbitration of Disputes. Any controversy arising out of or relating to the Plan or an Option Agreement shall be resolved by arbitration conducted pursuant to the arbitration rules of the American Arbitration Association. The arbitration shall be final and binding on the parties.
      5.10     Governing Law. The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered and governed under the laws of the State of Texas.

TESORO CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 2005

This proxy is solicited on behalf of the Board of Directors.

      The undersigned hereby appoints BRUCE A. SMITH and CHARLES S. PARRISH, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the shares of Common Stock of Tesoro Corporation (the “Company”) held in the name of the undersigned at the close of business on March 14, 2005, at the Annual Meeting of Stockholders to be held at The Boulders, 34631 North Tom Darlington Drive, Phoenix, Arizona, on Wednesday, May 4, 2005, at 8:00 A.M. Mountain standard time, and at any adjournment thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and as indicated in the following sentence. Said proxies are authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided), as indicated on the reverse side upon the following proposals more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

TESORO CORPORATION

May 4, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

ITEM 1.	Election of 8 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).

NOMINEES:
☐	FOR ALL NOMINEES	¡ Robert W. Goldman ¡ Steven H. Grapstein
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ William J. Johnson ¡ A. Maurice Myers ¡ Donald H. Schmude
☐	FOR ALL EXCEPT (See instructions below)	¡ Bruce A. Smith ¡ Patrick J. Ward ¡ Michael E. Wiley

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
ITEM 2.	Proposal to adopt the 2005 Non-Employee Director Stock Plan	☐	☐	☐

ITEM 3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2005.	☐	☐	☐

ITEM 4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

If there is no box marked with respect to items 2 or 3, then direction is given to vote FOR the items as to which no box has been marked.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Please mark, sign, date and return in the enclosed envelope.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

TESORO CORPORATION THRIFT PLAN
and/or
TESORO CORPORATION RETAIL SAVINGS PLAN

ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 2005

This proxy is solicited on behalf of the Board of Directors.

      The undersigned participant in the TESORO CORPORATION THRIFT PLAN and/or TESORO CORPORATION RETAIL SAVINGS PLAN (the “Plan(s)”) hereby acknowledges receipt of the Notice of the Annual Stockholders to be held at The Boulders, 34631 North Tom Darlington Drive, Phoenix, Arizona, on Wednesday, May 4, 2005, at 8:00 A.M. Mountain standard time, and directs Fidelity Management Trust Company, Trustee, to vote (or cause to be voted) all shares of Common Stock of Tesoro Corporation (the “Company”) allocated to the undersigned’s account under the Plan(s) and held in the Trustee’s name at the close of business on March 14, 2005, at said meeting and at any adjournment thereof. Said Trustee is authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided), as indicated on the reverse side upon the following proposals more fully set forth in the Proxy Statement, and in its discretion upon such other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

TESORO CORPORATION THRIFT PLAN
and/or
TESORO CORPORATION RETAIL SAVINGS PLAN

May 4, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

ITEM 1.	Election of 8 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).

NOMINEES:
☐	FOR ALL NOMINEES	¡ Robert W. Goldman ¡ Steven H. Grapstein
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ William J. Johnson ¡ A. Maurice Myers ¡ Donald H. Schmude
☐	FOR ALL EXCEPT (See instructions below)	¡ Bruce A. Smith ¡ Patrick J. Ward ¡ Michael E. Wiley

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
ITEM 2.	Proposal to adopt the 2005 Non-Employee Director Stock Plan	☐	☐	☐

ITEM 3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2005.	☐	☐	☐

ITEM 4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed and returned will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees listed in Item 1 and FOR Items 2 and 3.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Please mark, sign, date and return in the enclosed envelope.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.